EXHIBIT 4.3

                               SECOND AMENDMENT TO
                  REPUBLIC BANCORP INC. 1997 STOCK OPTION PLAN

         WHEREAS, REPUBLIC BANCORP INC., a Michigan corporation (the "Company"), has previously adopted the Republic Bancorp Inc. 1997 Stock Option Plan, as amended (the "Plan");

         WHEREAS, pursuant to Article M of the Plan, the Company's Board of Directors may amend the Plan; and

         WHEREAS, the Company's Board of Directors now desires to amend the Plan.

         NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company's Board of Directors, the Plan is hereby amended as follows:

         1. A new Section 9 of Article G shall be added to the Plan and shall read in its entirety as follows:

                  "9. Change in Control. In the event of any "Change in Control" (as defined below):

                           (a) the vesting period of all unvested and partially vested Options held by Participants who are then designated by the Committee as "senior management" personnel of the Company shall automatically be accelerated, and all such Options shall be exercisable in full immediately from and after the time of such Change in Control;

                           (b) if the employment of any Participant who is not at the time of such Change in Control designated by the Committee as "senior management" of the Company shall be terminated by the Company without cause within one (1) year following such Change in Control, then the vesting period of all unvested and partially vested Options held by such Participant shall automatically be accelerated, and all such Options shall be exercisable in full immediately upon, from and after the date of termination of employment

                  For purposes of this Plan, a "Change in Control" occurs on the first day any one or more of the following occurs:

                           (A) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange
         Act) becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing (x) 40% or more of the combined voting power of all of the Company's outstanding securities entitled to vote generally in the election of the Company's directors, or (y) 40% or more of the combined shares of the Company's capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;


                           (B) the consummation of any merger, consolidation, reorganization or share exchange involving the Company, unless the holders of the Company's capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company's capital stock immediately before such transaction; or

                           (C) the consummation of any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to a person whose acquisition of 40% or more of the combined shares of the Company's capital stock then outstanding would have caused a Change in Control under paragraph (A)."

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         2. Article I of the Plan is hereby amended by (a) changing the title of such Article to "RIGHTS IN EVENT OF DEATH OR CHANGE IN CONTROL," (b) inserting the subheading "1. Death." prior to the existing text of Article I, and (c) adding the following to the end of Article I:

                          "2. Change in Control. If the employment of a Participant is terminated by the Company within one (1) year following a "Change in Control" (as defined in Section G.9), the Participant's Options, to the extent the same are exercisable upon the date of the termination of employment, shall be exercisable for a period of ninety
         (90) days following the date of the termination of the Participant's employment; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted."

         3. Section G, "Terms and Conditions of Option", paragraph 6 thereof, is amended to provide as follows:

         "6. Option Period and Limitations on Exercise of Options. The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. The following additional conditions shall pertain to Options granted under this Plan subsequent to July 15, 1999:


                          (a) Except as otherwise provided in the Option
Agreement, the right to purchase Stock pursuant to an Option Agreement shall become vested in accordance with the following schedule:


                  Percentage of Shares Covered       Time Elapsed Since
                  By the Option Agreement            Option Grant Date
                  -----------------------            -----------------

                           0%                           Less than 1 year
                          25%                           1 but less than 2 years
                          50%                           2 but less than 3 years
                          75%                           3 but less than 4 years
                         100%                           4 years or more;

                          provided, that the Committee may vary or omit the above vesting requirements in its discretion.

                  (b) All Option granted hereunder may be exercised, to the extent vested, in whole or in part, at any time during its term. No Option may be exercised after the expiration of ten (10) years from the date it is granted. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to a Participant who, at the time such Incentive Stock Option is granted, is a Ten-Percent Shareholder, then such Incentive Stock Option shall not be exercisable more than five (5) years from the date of grant and shall be subject to earlier termination as hereinafter provided. No Option may be exercised for a fractional share of stock."

         The foregoing Second Amendment was approved by the Company's Board of Directors on October 21, 1999.

                                        ATTEST


                                       /s/ Dana M. Cluckey
                                       ------------------------------------
                                           Dana M. Cluckey, President